EXHIBIT 99.7

FORM OF VALICERT PROXY CARD

(Form of Proxy)

VALICERT, INC.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS—JUNE 23, 2003

(THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF VALICERT)

The undersigned stockholder of Valicert, Inc. hereby appoints John Vigouroux and Timothy Conley, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Special Meeting of Stockholders of Valicert, Inc. to be held at 10:00 a.m., local time, on June 23, 2003, at our offices located at 1215 Terra Bella Avenue, Mountain View, California.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED FOR PROPOSAL 1. ANY HOLDER WHO WISHES TO WITHHOLD THE DISCRETIONARY AUTHORITY REFERRED TO IN PROPOSAL 2 SHOULD MARK A LINE THROUGH THE ENTIRE PROPOSAL.

1.	ADOPTION OF THE AGREEMENT AND PLAN OF REORGANIZATION BY AND AMONG TUMBLEWEED COMMUNICATIONS CORP., VELOCITY ACQUISITION SUB, INC. AND VALICERT, INC. AND APPROVAL OF THE MERGER.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer. If the stockholder is a partnership, please sign full partnership name by an authorized person.

Receipt of the joint proxy statement/prospectus dated June 3, 2003 is hereby acknowledged.

____________________________________________________________
Name(s) of Stockholder

____________________________________________________________
Signature(s) of Stockholder

Dated: _______________________, 2003